Exhibit 3.2

SECOND AMENDED AND RESTATED BYLAWS
OF
WIDEOPENWEST, INC.
(hereinafter, the “Corporation”)

ARTICLE I

OFFICES

Section 1. Registered Office. The registered office of the Corporation shall be in the City of Wilmington, County of New Castle, State of Delaware.

Section 2. Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine.

ARTICLE II

MEETING OF STOCKHOLDERS

Section 1. Place of Meeting and Notice. Meetings of the stockholders of the Corporation shall be held at such place either within or without the State of Delaware as the Board of Directors may determine.

Section 2. Annual and Special Meetings. Annual meetings of stockholders shall be held, at a date, time and place fixed by the Board of Directors and stated in the notice of meeting, to elect a Board of Directors and to transact such other business as may properly come before the meeting. Special meetings of the stockholders may be called by the President for any purpose and shall be called by the President or Secretary if directed by the Board of Directors or requested in writing by the holders of not less than 50% of the capital stock of the Corporation. Each such stockholder request shall state the purpose of the proposed meeting.

Section 3. Notice. Except as otherwise provided by law, notice of an annual meeting or special meeting stating the place, date, and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given by the Corporation either personally or by mail or by other lawful means not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting.

Section 4. Quorum. At any meeting of stockholders, the holders of record, present in person or by proxy, of a majority of the Corporation’s issued and outstanding capital stock shall constitute a quorum for the transaction of business, except as otherwise provided by law. In the absence of a quorum, any officer entitled to preside at or to act as secretary of the meeting shall have power to adjourn the meeting from time to time until a quorum is present.

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Section 5. Voting. Except as otherwise provided by law, all matters submitted to a meeting of stockholders shall be decided by vote of the holders of record, present in person or by proxy, of a majority of the Corporation’s issued and outstanding capital stock.

Section 6. Action by Consent. Any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent shall be given by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous consent shall be given to those stockholders who have not consented and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that consents given by a sufficient number of holders to take the action were delivered to the Corporation.

ARTICLE III

DIRECTORS

Section 1. Number, Election and Removal of Directors. The number of directors that shall constitute the Board of Directors shall be not less than one nor more than fifteen. The first Board of Directors shall consist of three directors. Thereafter, within the limits specified above, the number of directors shall be determined by the Board of Directors or by the stockholders. The directors shall be elected by the stockholders at their annual meeting. Vacancies and newly created directorships resulting from any increase in the number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director or by the stockholders. A director may be removed with or without cause by the stockholders.

Section 2. Meetings. Regular meetings of the Board of Directors shall be held at such times and places as may from time to time be fixed by the Board of Directors or as may be specified in a notice of meeting. Special meetings of the Board of Directors may be held at any time upon the call of the President and shall be called by the President or Secretary if directed by the Board of Directors. Telegraphic, written, facsimile or other electronic means of notice of each special meeting of the Board of Directors shall be sent to each director not less than twenty-four hours before such meeting. A meeting of the Board of Directors may be held without notice immediately after the annual meeting of the stockholders. Notice need not be given of regular meetings of the Board of Directors.

Section 3. Telephonic Meetings Permitted. Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this bylaw shall constitute presence in person at such meeting.

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Section 3. Quorum. The directors entitled to cast a majority of the votes of the whole Board of Directors shall constitute a quorum for the transaction of business. If a quorum is not present at any meeting of the Board of Directors, the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until such a quorum is present. Except as otherwise provided by law, the Second Amended and Restated Certificate of Incorporation of the Corporation, these bylaws or any contract or agreement to which the Corporation is a party, the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors.

Section 4. Committees of Directors. The Board of Directors may, by resolution adopted by a majority of the whole Board, designate one or more committees, including without limitation an Executive Committee, to have and exercise such power and authority as the Board of Directors shall specify. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he/she or they constitute a quorum, may unanimously appoint another director to act at the meeting in place of any such absent or disqualified member.

ARTICLE IV

OFFICERS

The officers of the Corporation shall consist of one or more Presidents, a Secretary, a Treasurer, and such other additional officers with such titles as the Board of Directors shall determine, all of whom shall be chosen by and shall serve at the pleasure of the Board of Directors. Such officers shall have the usual powers and shall perform all the usual duties incident to their respective offices. All officers shall be subject to the supervision and direction of the Board of Directors. The authority, duties or responsibilities of any officer of the Corporation may be suspended by the President with or without cause. Any officer elected or appointed by the Board of Directors may be removed by the Board of Directors with or without cause.

ARTICLE V

INDEMNIFICATION

Section 1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including involvement, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that such person is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as an employee, legal representative or agent of the Corporation or as a director, officer, partner, member, trustee, administrator, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”), and any other penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director or officer of the Corporation (or has ceased to serve, at the request of the Corporation, as an employee or agent of the Corporation or as a director, officer, partner, member, trustee, administrator, employee, legal representative or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to an employee benefit plan) and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in Section 1 of this ARTICLE V with respect to proceedings to enforce rights to indemnification (following the final disposition of such proceeding) or advancement of expenses, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized in the first instance by the Board of Directors of the Corporation. The right to indemnification conferred in this Section 1 of this ARTICLE V shall be a contract right and shall include the obligation of the Corporation to pay the expenses incurred in defending any such proceeding in advance of its final disposition (an “advancement of expenses”); provided, however, that an advancement of expenses incurred by an indemnitee shall be made only upon delivery to the Corporation of an undertaking (an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 1 or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification and advancement of expenses to employees and agents of the Corporation with the same or lesser scope and effect as the foregoing indemnification and advancement of expenses of directors and officers.

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Section 2. Avista and Crestview Directors. The Corporation hereby acknowledges that the directors that are partners or employees of Avista or Crestview (“Avista and Crestview Directors”) have certain rights to indemnification, advancement of expenses and/or insurance provided by Avista and Crestview and certain affiliates that, directly or indirectly, (i) are controlled by, (ii) control or (iii) are under common control with, Avista or Crestview (collectively, the “Fund Indemnitors”). The Corporation hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to the Avista and Crestview Directors are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Avista and Crestview Directors are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by the Avista and Crestview Directors and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this paragraph and the Bylaws of the Corporation from time to time (or any other agreement between the Corporation and the Avista and Crestview Directors), without regard to any rights the Avista and Crestview Directors may have against the Fund Indemnitors, and (iii) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Fund Indemnitors on behalf of the Avista and Crestview Directors with respect to any claim for which the Avista and Crestview Directors have sought indemnification from the Corporation shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or to be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Avista and Crestview Directors against the Corporation. The Corporation and the Avista and Crestview Directors agree that the Fund Indemnitors are express third-party beneficiaries of the terms of this paragraph.

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Section 3. Procedure for Indemnification. If a claim for indemnification under this Article V (which may only be made following the final disposition of such proceeding) is not paid in full within sixty days after the Corporation has received a claim therefor by the indemnitee, or if a claim for any advancement of expenses under this Article V is not paid in full within thirty days after the Corporation has received a statement or statements requesting such amounts to be advanced (provided that the indemnitee has delivered the undertaking contemplated by Section 1 of this Article V), the indemnitee shall thereupon (but not before) be entitled to file suit to recover the unpaid amount of such claim. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation to the fullest extent permitted by law. It shall be a defense to any action by a director or officer for indemnification or the advancement of expenses (other than an action brought to enforce a claim for the advancement of expenses where the undertaking required pursuant to Section 2 of this ARTICLE V, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its directors, a committee thereof, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because such person has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its directors, a committee thereof, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. The procedure for indemnification of other employees and agents of the Corporation for whom indemnification and advancement of expenses is provided pursuant to Section 1 of this ARTICLE V shall be the same procedure set forth in this Section 3 for directors or officers of the Corporation, unless otherwise set forth in the action of the Board of Directors providing indemnification and advancement of expenses for such employees or agents of the Corporation.

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Section 4. Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against any expense, liability or loss asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such expenses, liability or loss under the General Corporation Law of the State of Delaware.

Section 5. Service for Subsidiaries. Any person serving as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture or other enterprise, at least 50% of whose equity interests are owned directly or indirectly by the Corporation (a “subsidiary” for this ARTICLE V) shall be conclusively presumed to be serving in such capacity at the request of the Corporation.

Section 6. Reliance. Persons who after the date of the adoption of this provision become or remain directors or officers of the Corporation or who, while a director or officer of the Corporation, become or remain a director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnification, advancement of expenses and other rights contained in this ARTICLE V in entering into or continuing such service. The rights to indemnification and to the advancement of expenses conferred in this ARTICLE V shall apply to claims made against an indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.

Section 7. Other Rights; Continuation of Rights to Indemnification. The rights to indemnification and to the advancement of expenses conferred in this ARTICLE V shall not be exclusive of any other right which any person may have or hereafter acquire under the Second Amended and Restated Certificate of Incorporation, these Bylaws or under any statute, agreement, vote of stockholders or disinterested directors or otherwise. All rights to indemnification and to the advancement of expenses under this ARTICLE V shall be deemed to be a contract between the Corporation and each indemnitee who serves or served in such capacity at any time while this ARTICLE V is in effect. Any repeal or modification of this ARTICLE V or any repeal or modification of relevant provisions of the General Corporation Law of the State of Delaware or any other applicable laws shall not in any way diminish any rights to indemnification and advancement of expenses of such indemnitee or the obligations of the Corporation arising hereunder with respect to any proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such repeal or modification.

Section 8.  Merger or Consolidation. For purposes of this ARTICLE V, references to the “Corporation” shall include, in addition to the resulting or surviving corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this ARTICLE V with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued

Section 9.  Savings Clause. If this ARTICLE V or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify and advance expenses to each person entitled to indemnification or advancement of expenses under Section 1 of this ARTICLE V as to all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, ERISA excise taxes and penalties, and any other penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification or advancement of expenses is available to such person pursuant to this ARTICLE V to the fullest extent permitted by any applicable portion of this ARTICLE V that shall not have been invalidated and to the fullest extent permitted by applicable law.

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ARTICLE VI

GENERAL PROVISIONS

Section 1. Notices. Except as otherwise provided herein, whenever any statute, the Second Amended and Restated Certificate of Incorporation or these bylaws require notice to be given to any director or stockholder, such notice may be given in writing by mail, addressed to such director or stockholder at his address as it appears on the records of the Corporation, with postage thereon prepaid. Such notice shall be deemed to have been given when it is deposited in the United States mail. Notice to directors may also be given personally or by telegram, telecopier, telephone, electronic mail or other means of electronic transmission. Whenever any notice is required by law, the Second Amended and Restated Certificate of Incorporation or these bylaws, to be given to any director or stockholder, a waiver thereof, given by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

Section 2. Dividends. Dividends upon the capital stock of the Corporation, subject to the provisions of the Second Amended and Restated Certificate of Incorporation, may be declared by the Board of Directors at any regular or special meeting, and may be paid in cash, in property, or in shares of the capital stock. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for any proper purpose, and the Board of Directors may modify or abolish any such reserve.

Section 3. Fiscal Year. The fiscal year of the Corporation shall be the calendar year.

ARTICLE VII

AMENDMENTS

Section 1. Amendments. These bylaws may be altered, amended or repealed, in whole or in part, or new bylaws may be adopted, by the majority vote of the entire Board of Directors.

Section 2. Entire Board of Directors. As used in this Article VII and in these bylaws generally, the term “entire Board of Directors” means the total number of the directors which the Corporation would have if there were no vacancies or newly created directorships.